Exhibit 10.27
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
October 18, 2005
GCAM LLC
550 Hills Drive
Bedminster, NJ 07921
     FOREIGN EXCHANGE PRIME BROKERAGE AGREEMENT
Gentlemen:
     This Agreement describes the arrangement pursuant to which Deutsche Bank AG London (“DBAG”) authorizes GCAM, LLC (“Agent”) acting for and on behalf of the Funds specified on Annex D hereto, to act as its agent in executing spot, tom next, forward foreign exchange transactions with a maximum tenor of *** (“FX Transactions”) and currency options (which shall consist of puts and calls that do not have special features, including, but not limited to, single barriers) with a maximum tenor of *** (“Options”) (collectively, the “Counterparty Transactions”) with the Counterparties listed in Annex A hereto (each, a “Counterparty”) and on the terms set forth in Annex B hereto, Capitalized terms not defined herein shall have the meanings assigned to them in the 1998 FX and Currency Option Definitions (as published by the International Swaps and Derivatives Association, Inc” the Emerging Markets Traders Association and The Foreign Exchange Committee). Accordingly, the parties hereto agree as follows:
     1. This authority is expressly limited for each Counterparty in that (a) for any Settlement Date the Net Daily Settlement Amount for such Counterparty may not exceed the Settlement Limit as specified in Annex A hereto and (b) the Counterparty Net Open Position may not exceed at any time the Maximum Counterparty Net Open Position as specified in Annex A hereto. The Settlement Limit and the Maximum Counterparty Net Open Position shall apply to all Counterparty Transactions entered into between DBAG and the Counterparty branch specified in Annex B.
     “Net Daily Settlement Amount” means for any Settlement Date, the sum of the Dollar Countervalue for each currency for which the aggregate Dollar Countervalue results in a net amount owed to DBAG by Counterparty, as calculated after giving effect to any applicable novation or settlement netting provisions in any applicable master agreement between DBAG and the Counterparty (the “Counterparty Master Agreements”).
     “Counterparty Net Open Position” or “Give Up Net Open Position” means, with respect to a Counterparty or a Give Up Party, as the case may be, the aggregate amount owed by such Counterparty or Give Up Party to DBAG, calculated as follows:
(A)	for each FX Transaction, determine the Dollar Countervalue for each currency (including U.S. Dollars) owed by such Counterparty or Give Up Party to DBAG or such Counterparty or Give Up Party owed by DBAG to Counterparty under such FX Transaction;

(B)	for each currency (including U.S. Dollars), determine the net Dollar Countervalue amount owed by such Counterparty or Give Up Party to DBAG or owed by DBAG to such Counterparty or Give Up Party by sUl1ll1ing the Dollar Countervalue of all long and short positions in such currency as determined in clause (A) above;

(C)	for each Option purchased or sold by the Counterparty, determine the Dollar Countervalue of the foreign exchange delta equivalent of such Option;

(D)	determine the difference of (i) the sum of the Dollar Countervalue amounts determined pursuant to clause (C), minus (ii) the sum of the Dollar Countervalues of the foreign exchange delta equivalents of the Netted Options; and

(E)	aggregate (i) the Dollar Countervalue amounts determined pursuant to clause (B) above for each currency with respect to which such Counterparty or Give Up Party owes a net aggregate amount to DBAG and (ii) the Dollar Countervalue amount determined pursuant to clause (D) above.

“Dollar Countervalue” means, with respect to an amount of currency at any time (i) if such currency is U.S. Dollars, such amount and (ii) in all other cases, the amount of U.S. dollars which could be purchased at the market rate prevailing at such time against delivery of such amount of currency on a specified settlement date. Such rate shall be determined by DBAG (in good faith and in a commercially reasonable manner) to be the market rate available to DBAG at such time in the New York foreign exchange market (or, at the sole option of DBAG, in the foreign exchange market of any other financial center which is then open for business) for the purchase or, as the case may be, sale of one currency against another currency for delivery on a specified date.

“Netted Option” means an Option sold by DBAG and owned by the Counterparty which may be discharged and terminated together with all Option sold by the Counterparty and owned by DBAG pursuant to the applicable master agreement upon satisfying the following criteria:
(i)	each Option being with respect to the same Put Currency and Call Currency

(ii)	each having the same Expiration Date and Expiration Time;

(iii)	each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(iv)	each having the same Strike Price;

(v)	each being transacted by the same pair of Offices of Buyer

and Seller; and

(vi)	neither of which shall have been exercised by delivery of a Notice of Exercise.
In the case of a partial discharge and termination (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), only the portion discharged and terminated shall be considered a Netted Option.
     2. Agent acknowledges and agrees that it shall monitor the Net Daily Settlement Amount and the Counterparty Net Open Position for each Counterparty and that DBAG shall not be responsible for any Counterparty Transaction executed by Agent on behalf of DBAG unless (i) giving effect to such Counterparty Transaction does not cause the Settlement Limit or the Maximum Counterparty Net Open Position to be exceeded (without DBAG’s prior written consent or recorded verbal consent (confirmed by fax immediately thereafter)); and (ii) such Counterparty Transaction meets the criteria set forth in Annex B (an “Accepted Transaction”). DBAG agrees to provide Agent with a summary of the outstanding trades and the net exposure with respect to each Counterparty, up to two times on each Business Day during which there are Counterparty Transactions outstanding. Each Accepted Transaction shall be valid and binding upon DBAG, enforceable against DBAG in accordance with its terms. The dealing arrangement with respect to each Counterparty shall be set forth in a Foreign Exchange Prime Brokerage Counterparty Agreement substantially in the fom1 of Annex C hereto (a “Counterparty Agreement”).
     3. Prior to entering into any Counterparty Transactions, DBAG shall have executed a Counterparty Agreement with such Counterparty. Agent shall promptly communicate trade details of each Counterparty Transaction by notifying via facsimile or other electronic means an area of DBAG separate from trading and marketing personnel. Each Counterparty Transaction between DBAG and a Counterparty shall be confirmed and settled in accordance with the telTl1S of the relevant Counterparty Master Agreement.
     4. In connection with entering into each Counterparty Transaction, DBAG shall contemporaneously therewith enter into an equal and offsetting Transaction with, at the discretion of Agent (i) one or more of the Funds identified on Annex D hereto (each a “Fund”), as specified by the Agent (each, a “Fund Transaction”) and/or (ii) one of the give up parties listed in Annex D hereto (each a “Give Up Party” and each such Transaction a “Give Up Transaction”), each such Give Up Transaction to be given up pursuant to the terms of a give up agreement between DBAG and such Give Up Party (each such agreement, the “Give Up Agreement”), provided, however, that Give Up Net Open Position for such Give Up Party does not, after giving effect to such Give Up Transactions, exceed the Maximum Give Up Net Open Position for such Give Up Party specified in Annex A.
     Each Fund Transaction shall be an FX transaction or option under, and subject to and governed by, the ISDA Master Agreement or other master agreement between Deutsche Bank AG and the applicable Fund specified on Annex D hereto, including the

Credit Support Annex which is a part thereof (each, a “Fund Master Agreement”). Each Fund shall be required to post collateral with respect to its obligations under the Fund Master Agreement (including the Fund Transactions) in accordance with terms and provisions of the Credit Support All11ex. DBAG and Agent on behalf of each Fund agree that any breach of this Agreement by Agent shall constitute an Event of Default under the Fund Master Agreement with such Fund.
     Each Give Up Party shall have executed an agreement with DBAG in which such Give Up Party shall have authorized Agent to act as its agent in giving such directions to DBAG. Each Give Up Transaction shall be an FX transaction or option under, and subject to and governed by, any applicable ISDA Master Agreement or other master agreement between DBAG and the relevant Give Up Party (each such master agreement, the “Give Up Master Agreement”) and shall be further subject to the terms of the Give Up Agreement.
     Each Fund Transaction and each Give Up Transaction shall be subject to and settled in accordance with any market practice applicable to, or adopted by, DBAG and the Counterparty in collection with the Counterparty Transaction for which it is offsetting notwithstanding any provision in a confirmation for a Fund Transaction or Give Up Transaction that may be to the contrary.
     5. (a) Notwithstanding any terms of a confirmation that may be to the contrary, if a Fund has entered into a Fund Transaction in which it is the owner of an Option, Agent on behalf of such Fund may exercise such Option only by delivery to Counterparty of a Notice of Exercise with respect to the corresponding Counterparty Transaction. Agent shall simultaneously deliver to DBAG a copy of such Notice of Exercise. If such Notice of Exercise constitutes effective exercise of the Option which is the subject of the corresponding Counterparty Transaction, it shall be deemed effective as to DBAG and the Option which is the subject of the Fund Transaction shall also be deemed exercised. In the event that the notice delivered by Agent to Counterparty is ineffective as exercise with respect to the Counterparty Transaction, Agent shall indell111if’y DBAG against ally losses sustained by it in connection therewith and DBAG may, at its discretion, treat such notice as effective with respect to the Funded Transaction.
     (b) Notwithstanding ally terms of a confirmation that may be to the contrary, if Agent has instructed DBAG to enter into an offsetting transaction with a Give Up Party in which such Give Up Party is the owner of all Option, Agent shall cause such Give Up Transaction to be automatically exercised by delivery to Counterparty of a Notice of Exercise with respect to the corresponding Counterparty Transaction. Agent shall simultaneously deliver to DBAG a copy of such Notice of Exercise and shall promptly copy such Notice of Exercise to Give Up Party together with details of the corresponding Give Up Transaction. In the event that the notice delivered by Agent to Counterparty is ineffective as exercise with respect to the Counterparty Transaction, Agent shall indemnify DBAG against any losses sustained by it in connection therewith and DBAG may, at its discretion, treat such notice as effective with respect to the Give Up Transaction.

     (c) Notwithstanding any terms of a confirmation that may be to the contrary, if a Fund has entered into a Fund Transaction in which it is the grantor of an Option, such Option may be exercised by the Counterparty exercising the Option which is the subject of the corresponding Counterparty Transaction by giving notice to Agent and DBAG pursuant to the terms thereof.
     (d) Notwithstanding any terms of a confirmation that may be to the contrary, if Agent has instructed DBAG to enter into an offsetting transaction with a Give Up Party in which such Give Up Party is the grantor of an Option, such Option shall be exercised by the Agent delivering on DBAG’s behalf a Notice of Exercise to the Give Up Party following exercise by Counterparty of the corresponding Counterparty Transaction (which in the case of the latter shall be exercise by Counterparty giving notice to Agent and DBAG pursuant to the terms of the corresponding Counterparty Transaction). In the event that Agent fails to give such Notice of Exercise or the notice delivered by Agent to Give Up Party is ineffective as exercise with respect to the Give Up Transaction, Agent shall indemnify DBAG against any losses sustained by it in connection therewith. “Notice of Exercise” means telex, telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option prior to or at the expiration time on the expiration date as agreed to at the time the Option is entered into, as evidenced in a Confirmation.
     (e) As calculation agent under each Fund Transaction, or transaction with a Give Up Party, which is an Option, DBAG shall follow the determinations of the Counterparty to the applicable offsetting Counterparty Transaction with respect to knock in and knock out events and other similar events and shall not be liable to Agent or any Give Up Party in connection therewith.
     6. In consideration for DBAG agreeing to enter into this Agreement, the Agent shall pay to DBAG fees calculated and payable in accordance with following provisions.
With respect to each Counterparty Transaction which, pursuant to Section 4, has resulted in, at the direction of Agent, an equal and opposite Fund Transaction between DBAG and one of the Funds listed in Annex D indicated by the words “Spread Basis”, a fee shall be paid as follows:
     (a) with respect to such Counterparty Transactions which are FX Transactions, by adding or subtracting the Spread to or from the Exchange Rate agreed for such Transaction and executing the equal and opposite Fund Transaction with such increased or decreased Exchange Rate. The Spread shall be added or subtracted in accordance with the following:
          (i) where DBAG is buying the Foreign Currency, the Spread shall be added to the Exchange Rate applicable to the Counterparty Transaction (and such increased Exchange Rate shall be the rate applicable to the equal and opposite Fund Transaction).

          (ii) where DBAG is selling the Foreign Currency, the Spread shall be subtracted from the Exchange Rate applicable to the Counterparty Transaction (and such reduced exchange rate shall be the rate applicable to the equal and opposite Fund Transaction)
     (b) with respect to such Counterparty Transactions which are Options, an amount equal to *** of the Notional Amount of such Transaction shall be (A) added to the premium to be paid to DBAG or (B) deducted from the premium to be paid by DBAG, as the case may be, with respect to the equal and opposite Fund Transaction.
Where:
“Spread” is an amount rounded up to six decimal places and calculated in accordance with the following:
Spread = ***
Where:
“Spot Rate” is the Exchange Rate applicable to the related Counterparty Transaction.
“USDFee” is an amount in ***
“Currency Pair” is expressed as [Base Currency] [Foreign Currency].
“Base Currency” shall mean the currency which is represented by one unit in the currency exchange rate quoted for the Transaction. Where JPY is the Base Currency, one unit of JPY Base Currency means ***.
“Exchange Rate” means, with respect to an FX Transaction and in relation to a Currency Pair, the currency exchange rate used to determine the relevant currency amounts due for such Transaction and expressed as the amount of Foreign Currency per one unit of Base Currency.
“Foreign Currency” shall mean the Currency of a Transaction that is not the Base Currency for such Transaction.
“Notional Amount” of a Counterparty Transaction means the USD amount payable wider the terms of the Counterparty Transaction (or, in the case of an Option, which would be payable if the Option were exercised), or if the Counterparty Transaction does not have any such USD amount, a USD amount equal to the USD equivalent of the amount of Currency payable by DBAG to the Counterparty under the terms of the Counterparty Transaction (or, in the case of an Option, which would be payable if the Option were exercised), calculated based on the spot exchange rate for the sale of the other Currency for USD as determined by DBAG in its discretion on the trade date of such Transaction.

With respect to the foregoing provisions, Agent hereby represents (which representations will be deemed to be repeated by Agent at all times until the termination of this agreement) that (a) it has been granted authority to bind each Fund listed in Annex D indicated by the words “Spread Basis” to the fees arrangements contemplated by these provisions and (b) such authority has not been revoked.
     7. Agent shall indemnify DBAG against loss, fees or expenses resulting from any error or discrepancy in any information provided by Agent or a Fund.
     8. Upon 20 Business Days written notice, DBAG may at any time and from time to time in its sole discretion (a) an1end the list of Counterparties set forth on Annex A, (b) modify the Settlement Limit and Maximum Counterparty Net Open Position with respect to each Counterparty set forth on Annex A, as in effect at such time ar1d (c) modify the Maximum Give Up Net Open Position with respect to each Give Up Party set forth on Am1ex A, as in effect at such time and (d) maximum tenor of FX Transactions ar1d Options; provided that, DBAG may immediately amend Annex A with respect to a Counterparty in the event DBAG has reasonable grounds to believe that such Counterparty shall be unable to perform any of its obligations under the Counterparty Master Agreements. Furthermore, DBAG may immediately amend Annex D with respect to a Give Up Party in the event DBAG has reasonable grounds to believe that such Give Up Party shall be unable to perform any of its obligations under the Give Up Master Agreements. Each such amendment and/or modification shall not affect any outstanding Accepted Transactions, and the provisions of this Agreement shall continue to apply until all the obligations of each party to the other under this Agreement have been fully performed with respect to Cow1telllarty Transactions, Fund Transactions and Give Up Transactions.
     9. The parties to this Agreement agree that DBAG may tape record any and all telephone conversations between them concerning Counterparty Transactions, Fund Transactions and Give Up Transactions.
     10. Unless otherwise agreed and subject to section 3, all notices, instructions and other communications to be given to a party under this Agreement shall be given to the address, facsimile (confirmed if requested) or telephone number or otherwise electronically and to the individual or department specified below. Unless otherwise specified, any notice, instruction or other communication given in accordance with this section shall be effective upon receipt. Each party may change its notice address and details by notice given to the other party.
Deutsche Bank AG
Deutsche Bank AG
FX Prime Brokerage
1251 Avenue of the Americas, 26th Floor
Mail Stop: NYC07-261O
New York, NY 10020
Attention: Jolm Alesia
Telephone: 212 474 7011

Telecopier: 646 324 7399
Singapore Branch
(for telephonic communications from 7:00 p.m. to 6:00 a.m., New York time,
(which may act on behalf of New York branch during such hours)):
Deutsche Bank AG
FX Prime Brokerage
5 Temasek Boulevard, #11-03
Suntec City Tower 5, 11th Floor
Singapore, 038985
Attention Chee-Seng Low
Telephone: 65 423 6736
Telecopier: 65 883 0721
GCAM, LLC
550 Hills Drive
Bedminster, NJ 07921
Tel: 908-731-0713
FAX: 866-607-8820
Attn: Tom Quinn
     11. Subject to the following sentence, each of the parties hereto may terminate this Agreement at any time by twenty (20) business days’ prior written notice to the other party delivered as prescribed above, and such termination shall be effective at the end of such twentieth day (the “Termination Date”); provided that, DBAG may immediately terminate this Agreement if (i) an Event of Default or Additional Termination Event occurs under a Fund Master Agreement or (ii) Agent exceeds a Settlement Limit or a Maximum Counterparty Net Open Position without DBAG’s prior consent as set forth in section 2. Any such termination shall not affect any outstanding Accepted Transactions (and, with respect to any termination caused as a result of the events set forth in clause (ii) above, such termination shall not be deemed to be a breach of this Agreement), and tile provisions of this Agreement shall continue to apply until all the obligations of each party to the other under this Agreement have been fully performed with respect to Counterparty Transactions, Fund Transactions and Give Up Transactions; and provided further that any fee payment received by DBAG from Agent in advance shall be pro rated and any amount allocable to a time period after the Termination Date shall be returned promptly to Agent.
     12. No amendment, modification or waiver of this Agreement will be effective unless in writing executed by each of the parties, provided, however, that tile parties may agree to an increase in Settlement Limit or Maximum Counterparty Net Open Position for a Counterparty without a written agreement.

     13. This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales.
     14. Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of England and Wales.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

DEUTSCHE BANK AG LONDON		GCAM, LLC

By:		By:	/s/ Glenn Stevens

Name:	[illegible]	Name:	Mr. Glenn Stevens
Title:	[illegible]	Title:	Managing Director

By:	/s/ Gayor Wood
Name:	Gayor Wood
Title:	Legal Counsel

ANNEX A

Counterparty Maximum
	Settlement Limit	Net Open Position
Counterparties	(in millions)	(in millions)
*** *** *** *** *** *** *** *** ***	*** *** *** *** *** *** *** *** ***	n/a n/a n/a n/a n/a n/a n/a n/a n/a

Give Up Counterparty
	Give Up Settlement Limit	Maximum Net Open Position
Give Up Counterparties	(in millions)	(in millions)

ANNEX B
CRITERIA FOR COUNTERPARTY TRANSACTIONS
1. All Counterparty Transactions entered into by Agent on behalf of DBAG shall be booked in the respective nan1es of Deutsche Bank AG London and the Counterparty, acting through a branch pern1itted under any applicable Counterparty Agreement.
2. Each Counterparty shall have executed an ISDA Master Agreement or similar agreement governing foreign exchange and options trading between DBAG 3l1d such Counterparty.
3. All Give Up Transactions entered into at the instruction of Agent between DBAG and a Give Up Party shall be booked in the respective names of Deutsche Bank AG London and such Give Up Party, acting through a breach permitted under any applicable Give Up Master Agreement.
4. Each Give Up Party shall have executed an ISDA Master Agreement or similar agreement governing foreign exchange and options trading between DBAG and such Give Up Party.
5. Any Ceiling Limit (as defined in each Fund Master Agreement) or similar position limit specified in a Fund Master Agreement shall not be exceeded after giving effect to the Fund Transaction required in collection with any Counterparty Transaction.
6. With respect to Give Up Transactions, any position or trading limit as set out in a Relevant Give Up Master Agreement and/or the relevant Give Up Agreement would not be exceeded by giving effect to Agent’s instruction to give up the Give Up Transaction required in connection with a Counterparty Transaction.

ANNEX C
Master Counterparty Agreement
[A Counterparty listed on Annex A to the Foreign Exchange Prime Brokerage Agreement]
Master Foreign Exchange Prime Brokerage Counterparty Agreement
dated as of
Gentlemen:
     1. Authorization. Deutsche Bank AG London (“DBAG”) has authorized each party designated as an Agent (an “Agent”) in a Counterparty Agreement Notice (a “Notice”) to engage in such of the following types of transactions as may be specified in such Notice on behalf of DBAG with [  ] (“Counterparty”), acting through its [ ] branch (the “Counterparty Branch”):
• spot, tom next and forward foreign exchange transactions with the maximum tenor specified in such Notice (“FX Transactions”), and
• Currency options (which shall consist of puts and calls that do not have special features, including, but not limited to, barriers) with the maximum tenor specified in such Notice (“Options Transactions”).
All transactions of the type specified in a Notice with respect to an Agent shall be collectively referred to herein as “Counterparty Transactions”. Notices shall be substantially in the form of Exhibit 1 hereto. Each Notice shall supplement, be governed by and form a part of this Master Counterparty Agreement. Any Counterparty Transactions entered into under this Agreement shall be subject to the [   ] Master Agreement between Deutsche Bank AG shall Counterparty dated as of                     , as amended from time to time (as so amended, the “Master Agreement”).
     2. Limits. DBAG hereby confirms its authorization of each Agent to execute the Counterparty Transactions specified in the Notice with respect to such Agent (the “Specified Counterparty Transactions”). With respect to the Specified Counterparty Transactions for each Agent, this authority is expressly limited to a Net Daily Settlement Amount equal to the Settlement Limit specified in the applicable Notice (or its equivalent in any other currency) (the “Settlement Limit”) and a Counterparty Net Open Position equal to the Maximum Counterparty Net Open Position specified in the applicable Notice (or its equivalent in any other currency) (the “Maximum Counterparty Net Open Position”). The Settlement Limit and the Maximum Counterparty Net Open Position shall apply only to Specified Counterparty Transactions entered into between DBAG and the Counterparty, acting through the Counterparty Branch. DBAG may at any time and from time to time in its sole discretion modify the Settlement Limit or the Maximum

Counterparty Net Open Position by written notice to the Counterparty and Agent, which such notice shall be effective upon receipt.
     “Net Daily Settlement Amount” means with respect to Specified Counterparty Transactions executed by an Agent for any Settlement Date, the sum of the Dollar’ Countervalue for each Currency for which the aggregate Dollar Countervalue results in a net amount owed to DBAG by Counterparty with respect to such Transactions, as calculated after giving effect to lli1y applicable novation or settlement netting provisions in any applicable master agreement between DBAG and the Counterparty.
     “Counterparty Net Open Position” melli1S the aggregate amount owed by Counterparty to DBAG with respect to Specified Counterparty Transactions executed by an Agent, calculated as follows:
(A) for each FX Transaction executed by such Agent, determine the Dollar Countervalue for each currency (including U.S. Dollars) owed by Counterparty to DBAG or owed by DBAG to Counterparty under such FX Transaction;
(B) for each currency (including U.S. Dollars), determine the net Dollar Countervalue amount owed by Counterparty to DBAG or owed by DBAG to Counterparty by summing the Dollar Countervalue of all long and short positions in such currency as determined in clause (A) above;
(C) for each Option purchased or sold by the Counterparty in a Transaction executed by such Agent, determine the Dollar’ Countervalue of the foreign exchange delta equivalent of such Option;
(D) determine the difference of (i) the sum of the Dollar Countervalue amounts determined pursuant to clause (C), minus (ii) the sum of the Dollar Countervalues of the foreign exchange delta equivalents of Netted Options; and
(E) aggregate (i) the Dollar Counttervalue amounts determined pursuant to clause (B) above for each currency with respect to which Counterparty owes a net aggregate amount to DBAG and (ii) the Dollar Countervalue amount determined pursuant to clause (D) above.
“Dollar Countervalue” melli1S, with respect to an amount of currency at any time (i) if such currency is U.S. Dollars, such amount and (ii) in all other cases, the lli1l0Wlt of U.S. dollars which could be purchased at the market rate prevailing at such time against delivery of such amount of currency on a specified Settlement Date. Such rate shall be determined by DBAG (in good faith and in a commercially reasonable manner) to be the market rate available to

DBAG at such time in the New York foreign exchange market (or, at the sole option of DBAG, in the foreign exchange market of any other financial center which is then open for business) for the purchase or, as the case may be, sale of one Currency against another Currency for delivery on a specified date.
“Netted Option” means all Option sold by DBAG and owned by the Counterparty which may be discharged and terminated together with an Option sold by the Counterparty and owned by DBAG pursuant to the applicable master agreement upon satisfying the following criteria:
(i)	each Option being with respect to the Same Put Currency and Call Currency

(ii)	each having the same Expiration Date and Expiration Time;

(iii)	each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(iv)	each having the same Strike Price;

(v)	each being transacted by the same pair of Offices of Buyer and Seller; and

(vi)	neither of which shall have been exercised by delivery of a Notice of Exercise.
In the case of a partial discharge and termination (i.e., where the relevant Option Transactions me for different amounts of the Currency Pair), only the portion discharged and terminated shall be considered a Netted Option.
     3. Accepted Transactions. The Counterparty acknowledges and agrees that DBAG shall not be responsible for any Counterparty Transaction unless (i) such Counterparty Transaction is a Specified Counterparty Transaction with respect to the Agent executing such Transaction, (ii) giving effect to such Counterparty Transaction does not cause the Settlement Limit or the Maximum Counterparty Net Open Position applicable to such Agent to be exceeded (without the prior written consent of DBAG); (iii) the Counterparty and Agent shall have committed to the material terms (i.e. settlement date and amounts of each currency to be delivered by each party) of such Counterparty Transaction; and (iv) such Counterparty Transaction has been entered into by DBAG and Counterparty, acting through the Counterparty Branch (all “Accepted Transaction”). To the extent that any Counterparty Transaction complies and qualifies as an Accepted Transaction, it shall be valid and binding upon DBAG, enforceable against DBAG in accordance with its terms. The Counterparty shall promptly communicate trade details of each Counterparty Transaction by notifying DBAG via Reuters. All Accepted Transactions shall be FX Transactions and Options under the Master Agreement and shall be performed in accordance with the terms and provisions thereof.

     4. Exercise of Options. Notwithstanding any terms of a confirmation that may be to the contrary, if Counterparty has entered into an Accepted Transaction in which it is the grantor of an Option, such Option may be exercised by delivery of a Notice of Exercise by Agent which executed such Transaction to Counterparty which shall constitute exercise by DBAG.
     Notwithstanding any terms of a confirmation that may be to the contrary, if Counterparty has entered into an Accepted Transaction in which it is the owner of an Option, such Option may only be exercised by simultaneous delivery of a Notice of Exercise by Counterparty to each of the Agent which executed such Transaction and DBAG.
     “Notice of Exercise” means telex, telephonic or other electronic notification (excluding facsimile transmission), given by the owner of an Option prior to or at the expiration time on the expiration date as agreed to at the time the Option is entered into, as evidenced in a Confirmation.
     5. Termination. This Agreement shall remain in effect unless and until terminated by DBAG. Such termination may be communicated in writing and shall be effective upon receipt by the Counterparty. Termination of this Agreement shall have no effect upon any Accepted Transaction executed in accordance with the provisions hereof prior to the effectiveness of such termination.
     6. Notices. Telephonic notice to DBAG shall be effected by contacting John Alesia at 212-469-3011 or (for telephonic communications from 7:00 p.m. to 6:00 a.m. New York time), Chee-Seng Low, Singapore branch (which may act on behalf of DBAG branch during such hours), at (65) 423-6736, and to Counterparty by contacting                      at                      or at                      Written notices shall be given in accordance with the [Master Agreement(s)] to the following individuals:
Deutsche Bank AG, New York
FX Prime Brokerage
1251 Avenue of the Americas, 26th Floor
Mail Stop: NYC07-2610
New York, NY 10020
Attention: John Alesia
Telephone: 212 469 3011
Telecopier: 646 324 7399
Deutsche Bank AG. Singapore
FX Prime Brokerage
5 Temasek Boulevard, # 11-03
Suntec City Tower 5, 11th Floor
Singapore, 038985
Attention: Chee-Seng Low

Telephone: 65423 6736
Telecopier: 65 883 0721
[Counterparty]
Attention:
Each party may change its notice address and details by notice given to the other party.
     7. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without reference to choice of law doctrine. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
     Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the State of New York and the United States District Court, in each case located in the Borough of Manhattan, New York.
     Kindly confirm your agreement to the foregoing by signing the enclosed copy of this letter and returning it to [NAME OF NEGOTIATOR], Legal Department, Deutsche Bank, 60 Wall Street, New York, NY 10005.
Very truly yours,
DEUTSCHE BANK AG LONDON

By

Title:
Confirmed and agreed to as of
the date first above written:
[COUNTERPARTY]

By

Title:

EXHIBIT 1 TO COUNTERPARTY AGREEMENT
Counterparty Agreement Notice
[Name and address of Counterparty]
Dear Sir:
     Deutsche Bank AG London and [Name of Counterparty] are parties to a Master Counterparty Agreement dated as of                      (the “Master Counterparty Agreement”). All capitalized terms used in this Notice without definition shall have the meanings given to such terms in the Master Counterparty Agreement.
DBAG designates the following as an Agent under the Master Counterparty Agreement:
[Name of Agent]
     DBAG specifies the following types of transactions as Specified Counterparty Transactions with respect to such Agent, with the respective maximum tenors identified below:

Transactions	Maximum Tenor
     The following Settlement Limit and Maximum Counterparty Net Open Position shall apply with respect to such Agent:

Settlement Limit	Maximum Counterparty Net Open Position
Please acknowledge your agreement to these terms by signing a copy of this Notice and returning it to                     , Legal Department, Deutsche Bank AG, 60 Wall Street, New York, NY 10005.

Very truly yours,

DEUTSCHE BANK AG LONDON

By
Title:

By
Title:

Acknowledged and agreed:

[Counterparty]

By
Title:

ANNEX D

FUNDS:	FEES BASIS:

Atlas Portfolio Select SPC for its Segregated Portfolio 106	Spread Basis

Atlas Portfolio Select SPC for its Segregated Portfolio 110	Spread Basis